Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Common Stock Dividend and Preferred Stock Dividend

Richmond, Va., July 24, 2020 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has declared a quarterly dividend of $0.25 per share of common stock. The common stock dividend amount is the same as that paid in the prior quarter and the third quarter of 2019.

Based on the Company’s common stock closing price of $23.79 on July 23, 2020, the dividend yield is approximately 4.2%. The common stock dividend is payable on August 21, 2020 to common shareholders of record as of August 7, 2020.

The Board also declared a quarterly dividend on the outstanding shares of its 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $156.60 per share (equivalent to $0.39 per outstanding depositary share) is payable on September 1, 2020 to holders of record as of August 14, 2020.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937